    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 20, 1998

                                                  REGISTRATION NO. 33-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                         RTI INTERNATIONAL METALS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             OHIO                               3350                            52-2115953
-------------------------------    -------------------------------    -------------------------------
  STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL      (I.R.S. EMPLOYER IDENTIFICATION
      OF INCORPORATION OR                  CLASSIFICATION                          NO.)
         ORGANIZATION)                      CODE NUMBER)

                            ------------------------
                         RTI INTERNATIONAL METALS, INC.
                               1000 WARREN AVENUE
                               NILES, OHIO 44446
                                 (330) 544-7700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               TIMOTHY G. RUPERT
               EXECUTIVE VICE PRESIDENT & CHIEF FINANCIAL OFFICER
                         RTI INTERNATIONAL METALS, INC.
                               1000 WARREN AVENUE
                               NILES, OHIO 44446
                                 (330) 544-7700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------
                                   COPIES TO:

             RICHARD D. ROSE, ESQUIRE                            DAWNE S. HICKTON, ESQUIRE
             DAVID G. EDWARDS, ESQUIRE                      VICE PRESIDENT AND GENERAL COUNSEL
 DOEPKEN KEEVICAN & WEISS PROFESSIONAL CORPORATION                 RMI TITANIUM COMPANY
               58TH FLOOR, USX TOWER                                1000 WARREN AVENUE
                 600 GRANT STREET                                    NILES, OHIO 44446
        PITTSBURGH, PENNSYLVANIA 15219-2703                           (330) 544-7700
                  (412) 355-2600

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to consummation of the Merger have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            ------------------------
                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
   TITLE OF EACH CLASS OF SECURITIES TO          PROPOSED MAXIMUM AGGREGATE
             BE REGISTERED(1)                         OFFERING PRICE(2)                AMOUNT OF REGISTRATION FEE(2)
------------------------------------------------------------------------------------------------------------------------
      Common Stock, par value $0.01                     $455,599,462                             $134,402
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement relates to shares of common stock of RTI International Metals, Inc. ("RTI") issuable to holders of common stock of RMI Titanium Company ("RMI") pursuant to the transactions described in the Prospectus/Proxy Statement which is a part of this Registration Statement. In exchange for one share of RMI common stock, each holder of RMI common stock will receive one share of RTI common stock.

(2) Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(f)(1), the offering price and registration fee are computed on the basis of the average of the high and low prices of shares of RMI common traded on the New York Stock Exchange within five business days prior to the filing of this Registration Statement. The price of $21.6875 per share of RMI common stock represents such average on August 17, 1998. Included in this calculation are 20,521,302 issued and outstanding shares of RMI common stock and options to purchase 486,166 shares of RMI Titanium common stock.

    THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE AN AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                AUGUST 31, 1998

Dear Shareholders:

     The following Proxy Statement is in connection with a Special Meeting of Shareholders to be held on September 30, 1998 at Mr. Anthony's, 7440 South Avenue, Boardman, Ohio at 11:00 a.m. Eastern Daylight Savings Time. The SOLE PURPOSE of the meeting is to seek your approval of a proposal to restructure the Company by forming a new Ohio holding company, RTI International Metals, Inc., which will exchange its shares of common stock on a one-for-one basis for all of the current outstanding common stock of the Company, following which the Company will become a wholly-owned subsidiary of RTI International.

     Management believes that the use of the holding company structure will provide greater flexibility in managing existing and future business operations and will facilitate future acquisitions and strategic alliances. The rights of the shareholders will be unchanged under the charter and bylaws of the new holding company.

     Whether or not you plan to attend the Meeting, it is important that you vote your shares. Please promptly read the Proxy Statement and then complete, sign, date and return your proxy card in the enclosed prepaid envelope.

                                            Sincerely,

                                            Robert M. Hernandez
                                            Chairman of the Board

                                                              1000 Warren Avenue
Niles, Ohio 44446

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD SEPTEMBER 30, 1998

     A Special Meeting of Shareholders of RMI Titanium Company will be held on September 30, 1998, at 11:00 a.m., Eastern Time, at Mr. Anthony's, 7440 South Avenue, Boardman, Ohio, for the following purpose:

     1. To consider and act upon the merger of RMI Acquisition Company with and into RMI Titanium Company as described in the Proxy Statement/Prospectus accompanying this Notice. The effect of the merger will be to create a holding company structure, pursuant to which RMI Titanium Company will be a wholly owned subsidiary of RTI International Metals, Inc., a newly formed Ohio holding company, and the shares of RMI Titanium Company will be exchanged for shares of the holding company.

     Shareholders of record as of the close of business on August 28, 1998, are entitled to notice of and to vote at the meeting.

                                           By Order of the Board of Directors,

                                                     RICHARD M. HAYS
                                                        Secretary

Dated: August 31, 1998

YOU ARE REQUESTED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED PREPAID ENVELOPE. THE GIVING OF THE ENCLOSED PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE SUCH PROXY OR TO VOTE IN PERSON SHOULD YOU LATER DECIDE TO ATTEND THE MEETING.

PROSPECTUS

                         RTI INTERNATIONAL METALS, INC.
                            ------------------------

                              RMI TITANIUM COMPANY
                                PROXY STATEMENT

                  SOLICITATION OF PROXIES FOR SPECIAL MEETING
                OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 30, 1998

     This Proxy Statement/Prospectus is being furnished to the shareholders of RMI Titanium Company, an Ohio corporation (the "Company" or "RMI"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used in voting at the Special Meeting of Shareholders to be held on September 30, 1998, and at any adjournment or postponement thereof (the "Special Meeting"), at the time and place and for the purposes listed in the preceding Notice of Special Meeting of Shareholders. This Proxy Statement/Prospectus is first being mailed to holders of the Company's Common Shares on or about August 31, 1998.

     At the Special Meeting, the shareholders will be asked to approve the principal terms of an Agreement of Merger (the "Merger Agreement") among the Company, RTI International Metals, Inc., an Ohio corporation ("RTI"), and RMI Acquisition Company, an Ohio corporation ("MergeCo"), pursuant to which a holding company will be formed. At the time of the Merger, MergeCo will be a wholly-owned subsidiary of RTI. Pursuant to the Merger Agreement, MergeCo will merge with and into the Company (the "Merger"), and each outstanding common share, $0.01 par value per share, or fraction thereof, of the Company ("RMI Common Shares") will automatically be converted into one common share, $0.01 par value per share, or fraction thereof, of RTI ("RTI Common Shares"). As a result, the Company will become a subsidiary of RTI and the holders of RMI Common Shares will become holders of the RTI Common Shares. RMI Common Shares issuable under the Company's 1989 Stock Option Incentive Plan, the 1995 Stock Plan, the Employee Savings and Investment Plan and the Bargaining Unit Employee Savings and Investment Plan, will be issued as RTI Common Shares after the Merger. See "Proposal to Form a Holding Company -- Plan of Implementation."

     The sole purpose of the Merger is to create a holding company structure. The Board of Directors believes the holding company structure will provide greater flexibility in the management of existing and future business operations. See "Proposal to Form a Holding Company -- Reasons for the Formation of a Holding Company."

     This Proxy Statement/Prospectus also constitutes the Prospectus of RTI under the Securities Act of 1933, as amended (the "1933 Act"), for the issuance of up to 21,007,468 RTI Common Shares, $0.01 par value, to be issued in exchange for the RMI Common Shares in the Merger. This Proxy Statement/Prospectus does not cover any resales of RTI Common Shares to be received by the shareholders of the Company in the Merger, and no person is authorized to make any use of this Proxy Statement/Prospectus in connection with any such resale. For further information concerning the stock offered hereby, see "Proposal to Form a Holding Company -- Principal Terms of the Merger" and " -- Articles of Incorporation, Code of Regulations and Rights of Shareholders."
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.

     THIS PROXY STATEMENT/PROSPECTUS AND THE ACCOMPANYING FORM OF PROXY ARE FIRST BEING MAILED TO SHAREHOLDERS OF THE COMPANY ON OR ABOUT AUGUST 31, 1998. A SHAREHOLDER WHO HAS GIVEN A PROXY MAY REVOKE IT AT ANY TIME BEFORE IT IS EXERCISED.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/ PROSPECTUS OTHER THAN THOSE CONTAINED HEREIN OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN. ANY INFORMATION OR REPRESENTATIONS WITH RESPECT TO SUCH MATTERS NOT CONTAINED HEREIN OR THEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY RTI OR THE COMPANY. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OR THE SOLICITATION OF A PROXY OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF RTI OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATES HEREOF OR THEREOF.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the following Regional Offices of the SEC: Chicago Regional Office, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material may be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 upon payment of prescribed fees. The Company is also required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering Analysis and Retrieval (EDGAR) system. The SEC maintains a world wide web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, reports, proxy and information statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which the Company's Common Shares are listed.

     RTI was formed to effectuate the transactions described under "Proposal to Form a Holding Company." RTI previously has not been subject to the requirements of the Exchange Act and there is currently no public market for its stock. However, if the transactions described herein are approved and consummated, RTI will become subject to the same information, reporting and proxy statement requirements under the Exchange Act as currently apply to the Company, and such information will be available for inspection and copying at the offices of the SEC set forth above. Following the date on which RTI Common Shares will be listed on the New York Stock Exchange, Exchange Act reports, proxy statements, and other information concerning RTI will be available for inspection and copying at such exchange. Following completion of the Merger, the Company will take steps to no longer be a reporting company under the Exchange Act.

     RTI has filed with the SEC a Registration Statement on Form S-4, together with all amendments and exhibits thereto (the "Registration Statement") under the Securities Act of 1933 (the "Securities Act"), with respect to the securities offered hereby. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the Rules and Regulations of the SEC. The Registration Statement, including exhibits and schedules filed therewith, may be obtained from the SEC's principal office at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. Statements made in the Prospectus/Proxy Statement as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     1. Annual Report on Form 10-K of RMI for the Year ended December 31, 1997.

     2. Quarterly Report on Form 10-Q of RMI for the Quarter ended March 31,
        1998.

     3. Quarterly Report on Form 10-Q of RMI for the Quarter ended June 30,
        1998.

     4. The description of RMI Common Shares included in the Registration Statement on Form 8-A filed September 1, 1989.

     Each document filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the termination of the offering of the RMI's Common Shares pursuant hereto shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part of this Prospectus/Proxy Statement from the date of filing of such document. Any statement contained in this Prospectus/Proxy Statement or in a document incorporated or deemed to be incorporated by reference in this Prospectus/Proxy Statement shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus/Proxy Statement to the extent that a statement contained in this Prospectus/Proxy Statement, or in any subsequently filed document that also is or is deemed to be incorporated by reference in this Prospectus/Proxy Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus/Proxy Statement.

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST BY A PERSON TO WHOM THIS PROSPECTUS HAS BEEN DELIVERED FROM CRYSTAL REVAK, DIRECTOR OF INVESTOR RELATIONS, RMI TITANIUM COMPANY, 1000 WARREN AVENUE, NILES, OHIO 44446; TELEPHONE NUMBER (330) 544-7622. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY SEPTEMBER 10, 1998.

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. The information contained in this summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this Prospectus/Proxy Statement and the documents incorporated herein by reference.

                       PROPOSAL TO FORM A HOLDING COMPANY

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                   VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

GENERAL

     The Board of Directors believes that it is in the best interest of the Company and its shareholders to reorganize the corporate structure of the Company by creating a new holding company. The result of the restructuring will be to have the Company become a separate wholly-owned subsidiary of the new parent company, RTI, with the present holders of the RMI Common Shares becoming holders of RTI Common Shares.

     Following the Merger, the Company will continue to conduct its operations substantially as it currently conducts such operations; however the Company may cause some of its existing subsidiaries or divisions to be reorganized as subsidiaries of the holding company. Although the immediate control of the Company will change from the Company's present shareholders to RTI, the ultimate control will remain unchanged, as the Company's present shareholders will, upon completion of the Merger, become shareholders of RTI, owning the same relative interests and having the same relative voting rights in RTI as they now own and have in the Company. RTI Common Shares will be listed on the New York Stock Exchange, just as the Company's Common Shares are currently listed, and RTI Common Shares will be registered with the Securities and Exchange Commission ("SEC") pursuant to the Exchange Act. The directors of RTI will be the same as the directors of the Company.

PLAN OF IMPLEMENTATION

     To implement the restructuring, the Company has caused RTI, a new Ohio corporation, to be formed. MergeCo, an Ohio corporation, is a wholly-owned subsidiary of RTI. RTI and MergeCo currently have no businesses or properties of their own. MergeCo is a transitory corporation, formed solely to effectuate the Merger, and will cease to exist upon completion of the Merger. See "Proposal to Form a Holding Company -- Plan of Implementation" for a diagram comparing the current structure of the Company with the proposed holding company structure to be effected pursuant to the Merger.

     The Company, RTI and MergeCo have approved the Merger Agreement which provides that, subject to the satisfaction of certain conditions (including, without limitation, approval of the principal terms of the Merger Agreement by the shareholders of the Company), the Company will become a wholly-owned subsidiary of RTI as a result of the merger of MergeCo with and into the Company. In the Merger, each of the RMI Common Shares, or fraction thereof, will be automatically converted into one RTI Common Share, or fraction thereof. RMI Common Shares issuable under the Company's 1989 Stock Option Incentive Plan, the 1995 Stock Plan, the Employee Savings and the Investment Plan and Bargaining Unit Employee Savings and Investment Plan will be issued as RTI Common Shares after the Merger. None of the Company's debt will be assumed by RTI in the Merger. A copy of the proposed form of Merger Agreement is attached hereto as Appendix A.

BUSINESS OF THE COMPANY AND RTI

     RTI was formed to effectuate the transactions described herein and does not currently conduct any businesses or have any properties or assets of its own, other than the stock of MergeCo.

     The principal executive offices of the Company and RTI are located at 1000 Warren Avenue, Niles, Ohio 44446. The main telephone number for each of the Company and RTI is (330) 544-7700.

REASONS FOR THE FORMATION OF A HOLDING COMPANY

     The holding company reorganization is intended to provide greater flexibility in the management of existing and future business operations and to facilitate entry into new businesses and the formation of joint ventures and other strategic alliances. The creation of the holding company is expected to permit: (i) the core titanium production and fabrication business to be maintained separately from businesses that the holding company may acquire or initiate; (ii) business units with distinct corporate cultures to be managed without dilution of their unique characteristics; (iii) the holding company to be better positioned to take advantage of certain potential state and local tax savings opportunities; (iv) the holding company to maintain separation between business units; and (v) the creation of an additional layer of protection to guard the operating assets and income of each business unit from liabilities of the others.

REQUIRED VOTE

     Under the Merger Agreement, and as required by the Amended Articles of Incorporation of RMI, it is a condition to completion of the Merger that the principal terms of the Merger Agreement be approved by the holders of shares representing two-thirds of the outstanding RMI Common Shares. As of the Record Date there were 20,521,302 RMI Common shares outstanding. As a result, the affirmative vote of 13,680,868 RMI Common Shares will be required to approve the Merger. Abstentions and "broker non-votes" will have the same effect as votes "against" the merger. See "General Information -- Solicitation of Proxy and Revocability; Voting Securities -- Record Date and Voting Rights."

     Each of the Company's directors and executive officers owns less than one percent (1%) of the voting power of the Company. There will be no change in the voting power of the Company's directors and executive officers as a result of the Merger.

DISSENTERS' RIGHTS

     A record holder of shares not voted in favor of the Merger may seek the rights of a dissenting shareholder by complying with Ohio law. Dissenters' rights entitle such holders to receive the "fair cash value" of their shares in the form of a cash payment under the circumstances provided by Ohio law. In order to initiate the process, a written demand must be served upon the Company by the record owner of such shares on or before the tenth day after the shareholder vote. Beneficial owners of shares must contact the record owner of the shares, such as a bank or broker, to exercise this right. See "Proposal to Form a Holding Company -- Dissenters' Rights."

NO CHANGE IN DIVIDEND POLICY

     RMI has not paid dividends since the second quarter of 1991. When the Merger takes effect, it is expected that there will be no change in the dividend policy. The declaration and payment of future dividends and the amount thereof will be dependant upon RTI's results of operations, financial condition, cash requirements, future prospects and other factors deemed relevant by the Board of Directors.

ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND RIGHTS OF STOCKHOLDERS

     The Articles of Incorporation and Code of Regulations of RTI are substantially identical to the Articles of Incorporation and Code of Regulations of the Company. Shareholders of RTI will have substantially identical rights as they had as shareholders of RMI. See "Proposal to Form a Holding
Company -- Articles of Incorporation, Code of Regulations and Rights of Stockholders."

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to consummation of the Merger (whether before or after approval of the principal terms of the Merger Agreement by the shareholders of the Company) by action of the Board of Directors of the Company. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented at any time prior to the effective time of the Merger by mutual consent of the Boards of Directors of the Company, RTI and MergeCo.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Merger is intended to be a tax-free reorganization for federal income tax purposes. The Company will receive an opinion from Doepken Keevican & Weiss Professional Corporation to the effect that the Merger will constitute a tax-free reorganization for federal income tax purposes. Consequently, Company shareholders who will receive only RTI Common Stock pursuant to the Merger will not recognize gain or loss for federal income tax purposes. The Company's shareholders are urged to consult their own tax advisors regarding the federal (and any applicable foreign, state and local) income tax consequences of the Merger. See "Proposal to Form a Holding Company -- Certain Federal Income Tax Consequences."

                               MARKET PRICE DATA

     The RMI Common Shares are traded on the New York Stock Exchange under the symbol "RTI". There currently is no public trading market for the shares of RTI. However, RTI will be listed on the New York Stock Exchange effective upon consummation of the Merger and public trading in the stock will thereupon commence. The table below sets forth, for the fiscal quarters indicated, the high and low closing prices of the RMI Common Shares as reported by the New York Stock Exchange.

                                                              HIGH      LOW
                                                              ----      ---
1996
First Quarter...............................................  $16 1/2   $ 7 7/8
Second Quarter..............................................  $24 3/4   $14
Third Quarter...............................................  $28 1/2   $18 3/4
Fourth Quarter..............................................  $28 1/8   $21
1997
First Quarter...............................................  $28       $17 1/2
Second Quarter..............................................  $28       $20
Third Quarter...............................................  $29 9/16  $20 9/16
Fourth Quarter..............................................  $26 3/16  $16 1/2
1998
First Quarter...............................................  $24 11/16 $20
Second Quarter..............................................  $23 1/8   $20 1/16
Third Quarter (through August 19, 1998).....................  $23 7/8   $20

     On August 19, 1998, the last full trading day prior to the public announcement of the proposed formation of a holding company, the last reported sale price of RMI's Common Shares on the New York Stock Exchange was $21 5/8 per share.

     On             , 1998, the most recent practicable date prior to the
mailing of this Proxy Statement/ Prospectus, the last reported sale price of
RMI's Common Shares on the New York Stock Exchange was $     per share.

                         SELECTED FINANCIAL INFORMATION

     The following table sets forth selected financial information with respect to the Company. Such information is derived from, and qualified in its entirety by reference to, the financial statements contained in certain documents incorporated by reference herein. No information is included for RTI, since RTI was formed to effectuate the transactions described herein and does not have any operating history.

     The summary selected financial information as of and for the six month periods ended June 30, 1998 and 1997 has been derived from the unaudited Consolidated Financial Statements of RMI, which, in the opinion of the Company, reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of results of operations and financial position. The information set forth below should be read in connection with the Consolidated Financial Statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" each incorporated herein by reference.

                           SIX MONTHS ENDED
                               JUNE 30                                  YEARS ENDED DECEMBER 31
                               -------                                  -----------------------
                          1998          1997          1997          1996          1995          1994          1993
                        --------      --------      --------      --------      --------      --------      --------
                             (UNAUDITED)
                                              (DOLLARS IN THOUSANDS EXCEPT FOR PER SHARE DATA)
INCOME STATEMENT DATA:
Sales.................  $185,581      $148,742      $318,530      $251,357      $171,166      $143,392      $127,397
Operating income
  (loss)..............    40,059        25,564        56,315        33,730        (5,220)(1)    (7,971)      (10,764)
Income (loss) before
  cumulative effect of
  a change in
  accounting
  principle...........    45,463        23,008        60,085        31,759        (4,608)(3)   (11,562)      (11,955)
Net income (loss).....    45,463(9)     23,008        60,085(2)     31,759        (4,608)(3)   (12,764)(4)   (28,893)(5)
BALANCE SHEET DATA:
  (at end of period)
Working Capital.......  $205,220      $158,079      $184,824      $132,136      $ 86,738      $ 74,694      $ 66,319
Total assets..........   337,533       238,054       291,309       215,880       171,559       160,810       152,647
Long-term debt........        --            --            --         3,600        64,020        54,740        66,660
Equity................   266,907       182,662       221,173       158,736(6)     36,889        42,596(7)     27,861
NET INCOME (LOSS) PER
  COMMON SHARE: (8)
Before change in
  accounting
  principle...........  $   2.22      $   1.13      $   2.94      $   1.71      $  (0.30)     $  (1.45)     $  (8.14)
Net income (loss):
  Basic...............  $   2.22      $   1.13      $   2.94      $   1.71      $  (0.30)     $  (1.60)     $ (19.67)
  Diluted.............      2.20          1.12          2.92          1.70         (0.30)        (1.60)       (19.67)

---------

(1) Includes a $5.0 million charge reflecting the June 30, 1995 adoption of Statement of Financial Accounting Standards ("SFAS") No. 121.

(2) Includes a $8.7 million income tax benefit. See Note 8 to the Consolidated Financial Statements.

(3) Includes a $5.0 million charge reflecting the adoption of SFAS No. 121 and a $7.2 million income tax benefit.

(4) Includes a $1.2 million charge reflecting the adoption of SFAS No. 112.

(5) Includes a $16.9 million charge reflecting the adoption of SFAS No. 106.

(6) Includes a $80.3 million increase resulting from the net proceeds of a common stock offering.

(7) Includes a $26.4 million increase resulting from the net proceeds of a rights offering.

(8) 1993 Common Share data has been adjusted to reflect a March 31, 1994 one-for-ten reverse stock split.

(9) Includes a $16.1 million income tax benefit. See Note 3 to the Consolidated Financial Statements for the period ended June 30, 1998.

                           FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this Proxy Statement/Prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, statements regarding estimates of industry shipments, the future availability and prices of raw materials, the availability of capital on acceptable terms, the competitiveness of the titanium industry, the impact of year 2000, potential environmental liabilities, the Company's order backlog and the conversion of that backlog into revenue, the Company's strategies and other statements contained herein that are not historical facts. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in global economic and business conditions (including in the aerospace markets), the Company's ability to recover its raw material costs in the pricing of its products, the availability of capital on acceptable terms, actions of competitors, the extent to which the Company is able to develop new markets for its products, the time required for such development and the level of demand for such products, changes in the Company's business strategies, and other factors discussed under "Risk Factors."

                                  RISK FACTORS

     The following factors should be considered in connection with an investment in shares of RTI's Common Stock. Any one or more of such factors may cause RTI's actual results for various financial reporting periods to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company or RTI.

DEPENDENCE ON CYCLICAL AEROSPACE MARKETS

     The U.S. titanium industry, including the Company, is largely dependent on the aerospace industry, which has traditionally consumed the majority of titanium mill products produced in the U.S. Sales to the aerospace industry accounted for approximately 73% of Company's sales in the first six months of 1998, and 76% of the Company's annual sales in 1997, 73% in 1996 and 75% in 1995.

     The cyclical nature of the aerospace industry has been the principal cause of the fluctuations in performance of companies in the titanium industry. Prior to the years 1989 and 1990, the last peak in the titanium industry cycle occurred during the years 1979 through 1982. While U.S. industry mill products shipment volumes, as reported by the U.S. Geological Survey, averaged approximately 52.52 million pounds for the years 1988 through 1990, such shipments dropped to an average of approximately 35.20 million pounds for the years 1991 through 1994. The declining U.S. military budget and production cutbacks at Boeing and Airbus Industries resulting from reduced commercial airline demand for new aircraft negatively affected demand and prices for titanium products until 1995, when demand for titanium products used in the production of commercial aircraft increased. In 1995, most major U.S. commercial airline carriers reported stronger operating profits and, beginning in the second half of 1995 and continuing into 1998, aircraft manufacturers began to increase aircraft build rates. Based upon data published by the U.S. Geological Survey, the Company estimates that total mill product shipments from the domestic titanium industry totaled approximately 62 million pounds in 1997, the largest single shipping year in the history of the industry. No assurance can be given as to the extent or duration of the recovery in the commercial aerospace market or the extent to which such recovery will result in increases in demand for titanium products.

     Management believes that if the titanium industry experiences an extended downturn, the Company may require additional capital to maintain its operations and competitive position. No assurance can be given that the Company will have access to such capital when required.

POTENTIAL LIMITATIONS ON ACCESS TO CAPITAL

     The Company's Credit Agreement dated June 8, 1998 (the "Credit Facility") contains covenants requiring, among other things, that the Company maintain a minimum ratio of consolidated earnings before interest and taxes to consolidated interest expense and a minimum consolidated net worth. If the Company is unable to comply with these covenants, any borrowings under the Credit Facility could become due and the Company's ability to obtain capital could be impaired.

DEPENDENCE ON OTHERS FOR RAW MATERIALS AND CERTAIN CONVERSION SERVICES

     The Company is dependent on third parties for titanium sponge, its basic raw material. The Company is party to long-term contracts, one of which is with a competing producer of mill products. The Company also purchases sponge on a spot basis from a number of other third party suppliers. Should the Company's ability to purchase sufficient quantities of sponge be disrupted for any reason, it could have a material adverse effect upon the Company.

     If demand for titanium products continues to increase, it is possible that supplies of titanium sponge could become limited or that prices could increase substantially, or both, and, as a result, that the Company's costs could rise accordingly. To the extent that the Company is unable to recover its increased costs, operating results may be adversely affected.

     The Company is dependent upon the services of outside converters to perform important conversion services with respect to certain of its products. An interruption in these functions could have an adverse effect on the Company's business in the short term.

ENVIRONMENTAL CONTINGENCIES

     The Company is subject to pervasive environmental laws and regulations as well as various health and safety laws and regulations that are subject to frequent modifications and revisions. While the costs of compliance for these matters have not had a material adverse impact on the Company in the past, it is impossible to predict accurately the ultimate effect these changing laws and regulations, and the enforcement thereof, may have on it in the future. The Company is involved in investigative or cleanup projects under federal or state environmental laws at a number of waste disposal sites, including a Superfund site. The Company can give no assurance that additional environmental investigation or remediation obligations at other locations will not be asserted against it or entities for which it may be responsible, whether by contract (including indemnity agreements relating to environmental matters) or by operation of law.

     The Company is one of 31 companies identified by the U.S. Environmental Protection Agency (the "EPA") as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") with respect to a superfund site in Ashtabula, Ohio. In 1986, the EPA estimated the cost of remediation to be $48 million. Recent studies, based upon improved remediation technology and redefined cleanup standards, have estimated the cost of remediation of this site to be approximately $25 million. The actual cost of remediation may vary from the estimates based upon a number of factors. Under CERCLA, a PRP's liability can be joint and several and, therefore, the Company could be liable for the entire amount. Under allocation agreements with other PRP's, RMI's share has been established at approximately 10%. Actual percentages may be more or less.

     At June 30, 1998, the Company had accrued $3.5 million for future environmental-related costs. Based on available information, the Company believes that its share of potential environmental-related costs will be in the range of $4.2 to $7.0 million in the aggregate, before expected contributions from third parties (which does not include any amounts from insurers) of $2.1 million which the Company believes are probable. As these proceedings continue toward final resolution, amounts in excess of those already provided may be necessary to discharge the Company from its obligations for these projects. The ultimate resolution of environmental matters could, individually or in the aggregate, be material to RMI's consolidated financial statements.

NO ASSURANCES AS TO NEW PRODUCT AND MARKET DEVELOPMENT

     In an effort to lessen its dependence on the aerospace market and to increase its participation in other markets, the Company has been devoting significant resources to developing new markets and applications for its products, principally in the oil and gas and geothermal energy production industries. The Company cannot give any assurances as to the extent to which it will be able to develop new markets for its products, the time required for such development or the level of demand for such products. The consequence of failure to develop these new markets would be that the Company's dependence on the cyclical aerospace industry would not be reduced.

TITANIUM INDUSTRY HIGHLY COMPETITIVE

     The titanium metals industry is highly competitive on a worldwide basis. Competition is primarily on the basis of price, quality and timely delivery. Titanium also competes with other metals such as stainless steel and nickel based corrosion resistant alloys. A metal manufacturing company with rolling and finishing facilities could participate in the mill product segment of the titanium industry. However, entry into the titanium industry at a greenfield site would require a significant investment of capital and extensive technical expertise.

     Producers of titanium mill products are located primarily in the U.S., Japan, Russia, Europe and China. Currently, all domestic producers manufacture mill products, at least in part, from purchased sponge, scrap or ingot. Two of the Company's competitors produce a portion of their own sponge.

     Imports of titanium mill products from countries that receive the most-favored-nation ("MFN") tariff rate are subject to 15% tariff. The tariff rate applicable to imports from countries that do not receive MFN treatment is 45%. Japanese producers, which benefit from MFN treatment, participate significantly in the European market, but historically have not been a major factor in the U.S. mill products market. The United States currently grants MFN treatment to imports, including titanium mill product imports, from the former Soviet Union countries, including Russia. Effective October 18, 1993, the U.S. Government extended the benefits of the Generalized System of Preferences ("GSP") to Russia. Under GSP, the U.S. grants duty-free access to semifinished and agricultural products from developing countries and territories. Certain wrought titanium products are covered by GSP up to certain competitive needs based limits, which effectively restrict the volume of imports for these products. However, unwrought products such as titanium sponge, ingot and billet have not yet been afforded GSP treatment. In 1995, a Russian producer began to participate in the U.S. market for titanium mill products. This titanium producer has the largest rated capacity in the world (although management believes practical capacity is substantially less).

     In the second half of 1997, this Russian producer filed two separate petitions under the trade laws. The first sought GSP treatment for unwrought products from Russia (sponge, powders, ingot and billet). The second petition sought removal of the competitive needs limits for wrought products (plate, sheet, pipe, etc.). The competitive needs limit was actually exceeded by this producer in 1997. In August 1998, the GSP treatment was granted for wrought products; however the treatment for unwrought products is still pending.

     The Company believes that any significant increase in the imports of wrought products from Russia without a similar favorable GSP treatment granted for unwrought products could materially affect competition in the domestic titanium industry.

PRINCIPAL SHAREHOLDER

     As of the Record Date, USX Corporation ("USX") was the owner of 5,483,600 shares of RMI Common Stock, constituting approximately 27% of the outstanding shares of RMI Common Stock. USX may be able to exercise effective control over RTI through its representation on the Board of Directors of RTI and by reason of its substantial voting power with respect to the election of directors and actions requiring shareholder approval. In December 1996, USX issued in a public offering 6 3/4% Exchangeable Notes due February 2000 ("Debt Exchangeable for Common Stock" or "DECS") the principal amount of which is mandatorily exchangeable at maturity for up to 5,483,600 shares of RMI Common Stock owned by USX, or at USX's option, an equivalent amount of cash. The Company is unable to predict the effect on the relationship between RMI and USX of any transfer by USX (upon maturity of the DECS or otherwise) of shares of Common Stock held by USX.

POTENTIAL CONFLICTS OF INTEREST

     Two executives of USX (one of whom is a director of USX) and one non-employee director of USX are current directors of the Company and will serve on RTI's ten-member Board of Directors. One of these USX executives will also serve as RTI's Chairman. These individuals will owe fiduciary duties to RTI and USX and it is possible that the interests of one entity may differ from the interests of the other. Members of the RTI's prospective Board of Directors have been advised generally to abstain from voting on matters where they may have a conflict of interest. If a director were to vote in spite of a potential conflict of interest, there is a possibility that such director may not vote consistent with RTI's best interest.

ANTI-TAKEOVER EFFECT OF CERTAIN PROVISIONS

     Certain provisions of the RTI's Articles of Incorporation and its Credit Facility and Ohio law could discourage potential acquisition proposals and could delay or prevent a change in control of the Company. The Company is, and RTI will be, authorized to issue up to five million shares of Preferred Stock, the relative rights and preferences of which may be fixed by RTI's Board of Directors (subject to the provisions of the Articles of Incorporation), without shareholder approval. Although the Company has no present plans to issue any shares of Preferred Stock, the future issuance thereof may have the effect of delaying, deferring or preventing a change in control of RTI or the payment of dividends on Common Stock. The issuance of Preferred Stock could also adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. Both the Company's current and RTI's proposed Articles of Incorporation provide that certain extraordinary transactions, such as certain mergers and consolidations, a sale or disposition of all or substantially all of the assets, a dissolution and any amendment to the Articles of Incorporation, require a two-thirds vote of the shareholders. Other provisions of the Code of Regulations provide that directors may be removed only for cause and special meetings may be called only by a shareholder or shareholders holding 50% of the shares of stock entitled to vote. The acquisition by any person or group (other than USX) of beneficial ownership of 25% or more of the voting capital stock of RTI and, within any twelve month period, individuals who were directors of RTI ceasing to constitute a majority of the Board of Directors of RTI will constitute events of default under the Credit Facility entitling the banks to accelerate the maturity of the Company's borrowings thereunder.

IMPACT OF YEAR 2000

     Some older computer programs were written using two digits rather than four to define the applicable year. As a result, those computer programs have time-sensitive software that recognizes a date using "00" as the year 1900 rather than 2000. This failure to use four digits to define the applicable year has created what is commonly referred to as the "Year 2000 Issue" and could cause a system failure or miscalculations causing disruption of operations, including a temporary inability to process transactions or engage in similar normal business activities. The Company has and will continue to make certain investments in its application software in an effort to ensure the Company is Year 2000 compliant. In addition, the Company is monitoring the compliance efforts of entities with which it interacts. While it is not possible, at present, to accurately estimate the incremental cost of this effort, the Company does not anticipate it will have a material impact on the long-term results of operations, liquidity or consolidated financial position of the Company or RTI. The Company's ability to achieve Year 2000 compliance and the level of incremental costs associated therewith could be adversely impacted by, among other things, the availability and cost of programming and testing resources, vendors' ability to modify proprietary software and unanticipated problems identified in the ongoing compliance review. In addition, the Company has limited or no control over the actions of proprietary software vendors, customers, suppliers and other entities with which it interacts. Therefore, Year 2000 compliance problems experienced by these entities could adversely affect the results of the Company. At June 30, 1998, the Company estimates that approximately 90% of its internally developed proprietary software has been modified to make it Year 2000 compliant.

LABOR RELATIONS

     United Steelworkers of America ("USWA") represents the production and maintenance as well as the clerical and technical employees at the Company's main production facility at Niles, Ohio. The current three year labor agreement with the USWA expires on September 30, 1998. Negotiations for a new contract have begun, and the Company is hopeful of reaching a mutually satisfactory agreement prior to expiration of the current contract. Failure to do so could have a material adverse impact upon the Company.

                              GENERAL INFORMATION

INTRODUCTION

     This Proxy Statement/Prospectus is furnished in connection with the solicitation by the Board of Directors of RMI of proxies to be voted at the Special Meeting of Shareholders of the Company (the "Special Meeting") and any adjournments thereof. This Proxy Statement/Prospectus also serves as the Prospectus of RTI with respect to the offering of shares of RTI to shareholders of the Company.

     At the Special Meeting, shareholders will be asked to consider and vote upon the Merger described in the Merger Agreement. A copy of the proposed form of Merger Agreement is attached to this Proxy Statement/ Prospectus as Exhibit A and is incorporated herein by reference. Under the terms of the Merger Agreement, MergeCo, will be merged with and into the Company. The Company will be the surviving corporation in the Merger and will become a wholly-owned subsidiary of RTI. Upon consummation of the Merger, each RMI Common Share, or fraction thereof, will be converted into one RTI Common Share, or fraction thereof. The rights, preferences, privileges and restrictions of the RTI Common Shares will be substantially identical to those of the RMI Common Shares being converted.

SOLICITATION OF PROXY AND REVOCABILITY; VOTING SECURITIES DATE, TIME AND PLACE OF SPECIAL MEETING

     The Special Meeting will be held on September 30, 1998 at 11:00 a.m. Eastern time at Mr. Anthony's, 7440 South Avenue, Boardman, Ohio.

RECORD DATE AND VOTING RIGHTS

     Only holders of record of RMI Common Shares stock at the close of business on August 28, 1998 (the "Record Date") are entitled to notice of and to vote at the Special Meeting. At the Record Date, there were 20,521,302 shares of RMI Common Shares issued and outstanding.

     Votes cast by proxy or in person at the Special Meeting will be counted by an inspector of election appointed by the Board of Directors to act as an election inspector for the Special Meeting. Shares represented by proxies that reflect abstentions will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions, however, will not constitute a vote "for" or "against" any matter. As a result, abstentions will have the same effect as votes "against" the formation of any holding company.

     Shares referred to as "broker non-votes" (i.e., shares held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote and as to which the broker has physically indicated on the proxy that the broker or nominee does not have discretionary power to vote on a particular matter) will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. However, for purposes of determining the outcome of the formation of the holding company, if the broker has physically indicated on the proxy that it does not have discretionary authority to vote, those shares will be treated as not present and not entitled to vote with respect to that matter (even though those shares are considered present for quorum purposes and, consequently, will have the effect of a vote "against" the matter. Any unmarked proxies, including those submitted by brokers or nominees, will be voted "for" the formation of the holding company.

     Assuming the presence of a quorum, the shareholders present at the meeting may continue to do business until adjournment, notwithstanding the withdrawal of shareholders holding sufficient voting power to leave less than a quorum, if any action taken (other than adjournment) is approved by at least a majority of the voting power required to constitute a quorum.

VOTING BY PROXY

     Regardless of whether or not shareholders plan to attend the meeting in person, all shareholders of the Company are urged to use the enclosed proxy card to vote their shares. The execution of a proxy will not affect the right to attend the Special Meeting and vote in person. A person who has given a proxy may revoke it at any time before it is exercised at the Special Meeting by filing with the Company a written notice of revocation or a proxy in either case bearing a later date or by attendance at the Special Meeting and voting in person (or presenting at the meeting such written notice of the revocation of the proxy). Attendance at the Special Meeting will not, by itself, revoke a proxy.

ADJOURNMENTS

     The Special Meeting may be adjourned, even if a quorum is not present, by a majority of the votes of shareholders represented at the Special Meeting in person or by proxy. In the absence of a quorum at the Meeting, no other business may be transacted at the Meeting.

     Notice of the adjournment of a meeting need not be given if the time and place thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than 45 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each shareholder of record entitled to vote at the meeting. At adjourned meetings, any business may be transacted which might have been transacted at the original meeting.

SOLICITATION OF PROXIES

     The accompanying proxy relating to the meeting is being solicited by the Board of Directors of the Company for use at the Special Meeting. This statement and the accompanying proxy are being sent to shareholders on or about August 31, 1998.

     The Company will bear the entire cost of preparing, assembling, printing and mailing these proxy statements, the proxies and any additional materials which may be furnished by the Board to shareholders. The solicitation of proxies will be made by the use of the U.S. Postal Service and may also be made by telephone, telegraph, or personally, by directors, officers and regular employees of the Company who will receive no extra compensation for such services. Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of RMI Common Shares held of record by such persons and the Company will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith. In addition, the Company has retained Georgeson & Company, Inc., a proxy distribution and solicitation firm, to assist in the distribution and solicitation of proxies for shares held in the names of brokers, banks and other nominees, for a fee not to exceed $10,000 plus reimbursement of reasonable out-of-pocket expenses.

                       PROPOSAL TO FORM A HOLDING COMPANY

              THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS
                   VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

GENERAL

     The Board of Directors believes that it is in the best interest of the Company and its shareholders to reorganize the corporate structure of the Company by creating a new holding company. The result of the restructuring will be to have the Company become a separate wholly-owned subsidiary of the new parent company, RTI, with the present holders of the RMI Common Shares becoming holders of RTI Common Shares.

     Following the Merger, the Company will continue to conduct its operations substantially as it currently conducts such operations; however the Company may cause some of its existing subsidiaries or divisions to be reorganized as subsidiaries of the holding company. Although the immediate control of the Company will change from the Company's present shareholders to RTI, the ultimate control will remain unchanged, as the Company's present shareholders will, upon completion of the Merger, become shareholders of RTI, owning the same relative interest and having the same relative voting rights in RTI as they now own and have in the Company. RTI Common Shares will be listed on the New York Stock Exchange, just as the RMI Common Shares are currently listed, and RTI Common Shares will be registered with the SEC pursuant to the Exchange Act. The directors of RTI will initially be the same as the directors of the Company.

     Initially, RTI is not expected to be an operating company and its assets will consist principally of the capital stock of the Company. It will derive its income principally from dividends from its subsidiaries and fees for services rendered, if any, to its subsidiaries and from any interest on any loans to subsidiaries. For the immediate future, all Company personnel will remain principally Company employees and, to the extent such personnel perform services for RTI or any other subsidiary, the Company will charge RTI or such subsidiary for such services. Thereafter certain executive and administrative personnel may become employees of the holding company with fees paid to the holding company by the subsidiaries using such employees' services.

PLAN OF IMPLEMENTATION

     To implement the restructuring, the Company has caused RTI, an Ohio corporation, to be formed. MergeCo, an Ohio corporation, is a wholly-owned subsidiary of RTI. RTI and MergeCo currently have no businesses or properties of their own. MergeCo is a transitory corporation, formed solely to effectuate the Merger, and will cease to exist upon completion of the Merger.

     The Company, RTI and MergeCo have approved the Merger Agreement, which provides that, subject to the satisfaction of certain conditions (including, without limitation, shareholder approval of the principal terms of the Merger Agreement), the Company will become a wholly-owned subsidiary of RTI as a result of the merger of MergeCo with and into the Company. In the Merger, each of the RMI Common Shares, or fraction thereof, will be automatically converted into one RTI Common Share, or fraction thereof. RMI Common Shares issuable under the Company's 1989 Stock Option Incentive Plan, the 1995 Stock Plan, the Employee Savings and Investment Plan and the Bargaining Unit Employee Savings and Investment Plan will be issued as RTI Common Shares after the Merger. None of the Company's debt will be assumed by RTI in the Merger. A copy of the proposed form of Merger Agreement is attached hereto as Appendix A.

     As a result of the foregoing, after the Merger, (i) the current holders of all of the outstanding stock of the Company will own all of the stock of RTI, and (ii) RTI will own all of the outstanding stock of the Company, which initially will constitute all or substantially all of RTI business and properties. It is expected that RTI will acquire other operating subsidiaries in the future.

     A diagram illustrating the current structure and the proposed structure of the new holding company organization is set forth below.

                               CURRENT STRUCTURE

                             _____________________
                            |                     |
                            | COMMON STOCKHOLDERS |
                            |_____________________|
                                       |
                             __________|__________
                            |                     |
                            |         RMI         |
                            |_____________________|



                               PROPOSED STRUCTURE

                             _____________________
                            |                     |
                            | COMMON STOCKHOLDERS |
                            |_____________________|
                                       |
                             __________|__________
                            |                     |
                  ----------|         RTI         |---------
                 |          |_____________________|         |
                 |                                          |
        _________|___________                     __________|__________
       |                     |                   |                     |
       |        RMI          |                   | FUTURE ACQUISITIONS |
       |_____________________|                   |_____________________|



REASONS FOR THE FORMATION OF A HOLDING COMPANY

     The holding company structure is intended to provide greater flexibility in the management of existing and future business operations. The structure should facilitate entry into new businesses and the formation of joint ventures and other strategic alliances. Specifically, the reorganization into a holding company format will permit the core titanium production and fabrication business to be maintained separately from other businesses that the holding company may acquire or initiate. This will permit each business unit to maintain a distinct corporate culture to be managed without dilution of their unique characteristics.

     The holding company structure is also intended to permit flexibility to structure entities to take advantage of certain potential state and local tax savings by separating business units that do business in certain localities from business units in other jurisdictions. The holding company structure can also create the opportunity to maintain separation between business units. Additionally, the holding company structure can create an additional layer of protection to guard the operating assets and income of each business unit from the liabilities of the others.

     As disclosed in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, which is incorporated herein by reference, the Company has signed letters of intent to acquire Sierra Alloys Company, Inc. and New Centuries Metals, Inc. If those transactions are consummated it is expected that they will be acquired as subsidiaries of RTI, thus immediately taking advantage of the holding company format.

PRINCIPAL TERMS OF THE MERGER

     General. The following description of the principal terms of the Merger is subject to and qualified in its entirety by reference to the terms of the Merger Agreement, a copy of which is attached to this Proxy Statement/ Prospectus as Exhibit A and is incorporated herein by this reference. The consummation of the Merger is subject to the condition, among others, that the principal terms of the Merger Agreement are approved by the shareholders of the Company.

     Effective Time of Merger. The Merger Agreement provides that the Merger will become effective at such date and time as the requisite officers' certificates and a copy of the Merger Agreement are filed with the Secretary of State of the State of Ohio (the "Effective Time"). Such filing will not occur until all the conditions to the Merger have been satisfied or waived. See "Conditions to the Merger."

     Conversion of Shares of Company Stock. Pursuant to the Merger Agreement each RMI Common Share, or fraction thereof, issued and outstanding immediately prior to the Merger will be automatically changed and converted into one RTI Common Share, or fraction thereof.

     Optional Exchange of Company Stock Certificates. After the Effective Time, each holder of a certificate or certificates representing RMI Common Shares immediately prior to the Merger may, but will not be required to, surrender the same to the Transfer Agent, and thereupon each holder or transferee will be entitled to receive a certificate or certificates representing the number of RTI Common Shares equal to the number of RMI Common Shares surrendered.

     Outstanding Certificates. Until surrendered or presented for transfer, each outstanding stock certificate which, prior to the Effective Time, represented RMI Common Shares will be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of RTI Common Shares as though such surrender or transfer and exchange had taken place. Accordingly, shareholders are not required to exchange such stock certificates.

     Company Stock Transfer Books. The stock transfer books for RMI Common Shares will be deemed to be closed at the Effective Time such that no transfer of RMI Common Shares outstanding prior to the Effective Time will thereafter be made on such books.

     Post-Merger Rights of Holders. Following the Effective Time, the holders of certificates representing RMI Common Shares outstanding immediately prior to the Effective Time will cease to have any rights with respect to stock of the Company and their sole rights will be with respect to the RTI Common Shares into which their RMI Common Shares will have been converted in connection with the Merger. The rights, preferences, privileges and restrictions of the RTI Common Shares will be substantially identical to those of the RMI Common Shares being converted.

CONDITIONS TO THE MERGER

     The Merger will occur only if the Merger is approved by the requisite vote of the Company's shareholders. See " -- Required Vote" below. In addition, consummation of the Merger is subject to satisfaction or waiver of certain other conditions, including the listing of RTI Common Shares on the New York Stock Exchange upon official notice of issuance, the absence of the receipt of notice from holders of more than ten percent of the outstanding RMI Common Stock that such holders have exercised dissenters' rights, and receipt of an opinion from Doepken Keevican & Weiss Professional Corporation that the Merger will constitute a tax-free reorganization for federal income tax purposes.

REQUIRED VOTE

     Approval of the Merger Agreement pursuant to which a holding company will be formed requires the affirmative vote of at least two-thirds of the RMI Common Shares outstanding. As of the Record Date there were 20,521,302 RMI Common Shares outstanding. As a result, the affirmative vote of 13,680,868 RMI Common Shares, is required to approve the Merger.

DISSENTERS' RIGHTS

     The following is a summary of the principal steps which a shareholder must take to perfect dissenters' rights under Section 1701.85 of the Ohio Revised Code (the "ORC"). The summary is qualified in its entirety by Section 1701.85 of the ORC, a copy of which is appended hereto as Appendix B. Failure to take any one of the required steps may result in termination of the rights of the shareholder under the ORC.

     Exercise of dissenters' rights under the ORC may result in a judicial determination that the "fair cash value" of the dissenting shareholder's shares is higher or lower than the market value of the RTI Common Stock to be paid for each share of RMI Common Stock in the Merger.

     Any shareholder of record whose shares are not voted for adoption of the Merger Agreement may be entitled, if the Merger is consummated, to be paid the "fair cash value" of such shares held of record on the record date. To be entitled to such payment, such shareholder must serve a written demand therefor upon Crystal Revak, Director of Investor Relations, RMI at 1000 Warren Avenue, Niles, OH 44446 on or before the tenth day after the shareholder vote adopting the Merger Agreement and must otherwise comply with Section 1701.85 of the ORC. The Company will not inform shareholders of the expiration of the ten-day period and, therefore, dissenting shareholders are advised to retain this Proxy Statement/Prospectus. A vote for adoption of the Merger Agreement constitutes a waiver of dissenters' rights. Submission of a properly executed proxy without a designation of "against" or "abstain" will constitute a vote for the Merger proposal. Failure to vote does not constitute a waiver of dissenters' rights. The required written demand must specify the shareholder's name and address and the number of RMI Common Shares held of record on the record date and the amount claimed as the "fair cash value" of the shares. Voting against adoption of the Merger Agreement will not of itself constitute a written demand as required by section 1701.85 of the ORC.

     If the Company requests, dissenting shareholders must submit their share certificates to the Company within 15 days after the making of such request for endorsement thereon by the Company of a legend that demand for appraisal has been made. Such certificates will be returned promptly to the dissenting shareholder by the Company. The Company intends to make such a request to dissenting shareholders.

     If RMI and any dissenting shareholder cannot agree on the "fair cash value" of the RMI Common Shares, either may, within three months after service of the demand by the shareholder, file a complaint in the Court of Common Pleas of Trumbull County, Ohio, for a determination of the "fair cash value" of such shareholder's RMI Common Shares. The Court, if it determines that the dissenting shareholder is entitled to be paid the "fair cash value" of the RMI Common Shares, may appoint one or more appraisers to determine its value. If the Court approves the appraisers' report, judgment will be entered therefor, and the costs of the proceeding, including reasonable compensation to the appraisers, shall be assessed or apportioned as the Court considers equitable. "Fair cash value" is the amount which a willing seller, under no compulsion to sell, would be willing to accept, and which a willing buyer, under no compulsion to purchase, would be willing to pay, but in no event in excess of the amount specified in the shareholder's demand. "Fair cash value" will be determined as of the last business day prior to the day on which the shareholder vote is taken at the Special Meeting and will exclude any appreciation or depreciation in market value of RMI Common Shares resulting from the Merger proposal. The Company does not intend to file a complaint for a determination of "fair cash value." Therefore, if the Company and the dissenting shareholder do not reach agreement as to the "fair cash value" of the dissenting shareholder's RMI Common Shares, the dissenting shareholder must timely file such a complaint in order to have the Court make a determination of the "fair cash value" of such shareholder's RMI Common Shares under the ORC.

     The right of any dissenting shareholder to be paid the "fair cash value" of RMI Common Shares will terminate if: (i) for any reason the Merger, although adopted by shareholder vote, does not become effective; (ii) the dissenting shareholder fails to serve an appropriate timely written demand upon the Company; (iii) the dissenting shareholder does not, upon request of the Company, timely surrender certificates for an endorsement thereon of a legend to the effect that demand for the "fair cash value" of such RMI Common Shares has been made; (iv) the demand is withdrawn by the dissenting shareholder, with the consent of the Board of Directors of RMI; (v) the dissenting shareholder and the Company shall not have come to an agreement as to the "fair cash value" of the RMI Common Stock and neither shall have filed a complaint in the Court as described above; or (vi) the dissenting shareholder has otherwise not complied with the requirements of Section 1701.85 of the ORC.

     From the time a dissenting shareholder's demand is made until the termination of the right arising from that demand, all rights accruing from such RMI Common Shares, including dividend and voting rights, shall be suspended. If the right to receive "fair cash value" is terminated by reason of the failure of the Merger to be consummated, all such shareholder's rights with respect to RMI Common Shares shall be restored to the shareholder. If the Merger is consummated, the dissenting shareholder's rights shall consist solely of the right to receive the "fair cash value" of his RMI Common Shares and he shall have no right to continue to hold RMI Common Shares.

NO CHANGE IN DIVIDEND POLICY

     RMI has not paid dividends since the second quarter of 1991. When the Merger takes effect, it is expected that there will be no change in dividend policy. The amount and timing of the dividends on the RTI Common Shares will depend primarily on the earnings of RTI subsidiaries, principally the Company, and any restrictions on the payment of dividends applicable to RTI and/or its subsidiaries (including, without limitation, the Company). The declaration and payment of future dividends and the amount thereof will be dependent upon RTI's results of operations, financial condition, cash requirements, future prospects and other factors, deemed relevant by the Board of Directors.

     Initially, the funds required by RTI to operate following the Merger are expected to be derived primarily from dividends paid by the Company to RTI as the sole shareholder of the Company. It is anticipated that such cash dividends paid by the Company to RTI will be sufficient to enable RTI to meet its operating expenses.

TERMINATION AND AMENDMENT OF MERGER AGREEMENT

     The Merger Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors. Subject to applicable law, the Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time by mutual consent of the Boards of Directors of the Company, RTI and MergeCo.

DIRECTORS AND OFFICERS OF THE COMPANY AND RTI

     The persons who are the directors of the Company are also the directors of RTI.

     Following the Special Meeting, the directors of the Company and RTI will elect officers of the Company and RTI, respectively, to serve until their successors are elected and qualified. Such additional officers of RTI and the Company as the Board of Directors considers advisable may be elected or appointed from time to time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion generally summarizes certain of the federal income tax consequences of the Merger under the Internal Revenue Code, as set forth in the tax opinion obtained from Doepken Keevican & Weiss Professional Corporation, counsel to the Company, and to RTI. This discussion does not cover all possible tax consequences relating to the Merger and does not address the tax consequences under state or local law, or special tax consequences to particular shareholders having special situations. Accordingly, shareholders are urged to consult with their own tax advisors regarding the effect of the Merger on them personally.

     Subject to the foregoing limitations and based on certain representations made by the Company, the Company has been informed that, for federal income tax purposes:

          (a) The merger of MergeCo into the Company and the issuance of RTI Common Stock in connection therewith as described herein will constitute a tax-free reorganization under Section 368(a)(1) of the Internal Revenue Code of 1986, as amended;

          (b) No gain or loss will be recognized by holders of RMI Common Shares who receive RTI Common Shares in exchange for the RMI Common Shares which they hold;

          (c) The holding period of RTI Common Shares received in exchange for RMI Common Shares will include the holding period of the RMI Common Shares for which it is exchanged, assuming that the RMI Common Shares are capital assets in the hands of the holder thereof at the time of the Merger; and

          (d) The tax basis of RTI Common Shares received by shareholders of the Company pursuant to the Merger will be the same as the tax basis of the RMI Common Shares exchanged therefor.

     Shareholders are urged to consult with their own tax advisors with respect to all tax consequences of the Merger. Expenses incurred by any shareholder arising from disputes with the Internal Revenue Service or any state or any foreign tax agency over the tax consequences of the Merger will not be borne by the Company or RTI.

ARTICLES OF INCORPORATION, CODE OF REGULATIONS AND RIGHTS OF SHAREHOLDERS

     The Articles of Incorporation and Code of Regulations of RTI are substantially identical to the Articles of Incorporation and Code of Regulations, respectively, of the Company. As a result, there will be no substantive difference in the rights of shareholders of RTI from the rights as they exist for shareholders of the Company.

EXCHANGE ACT FILINGS

     Following the Merger, RTI will be a reporting company under the Exchange
Act.

                              FINANCIAL STATEMENTS

     No consolidated financial statements of RTI are presented herein since RTI presently has no assets or liabilities other than the stock of MergeCo. and any pro forma consolidated financial statements of RTI would reflect no change from the financial statements of RMI Titanium prior to the implementation of the restructuring plan.

                                 LEGAL OPINION

     Doepken Keevican & Weiss Professional Corporation, as counsel for the Company and RTI, has rendered an opinion to the effect that the RTI Common Shares offered in this Proxy Statement/Prospectus will be validly issued, fully paid, and nonassessable.

                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Summary................................     1
Market Price Data......................     3
Selected Financial Information.........     4
Forward Looking Statements.............     5
Risk Factors...........................     5
General Information....................     8
Proposal to Form a Holding Company.....    10
  General..............................    10
  Plan of Implementation...............    10
  Reasons for the Formation of a
     Holding Company...................    11
  Principal Terms of the Merger........    12
  Conditions to the Merger.............    12
  Required Vote........................    13
  Dissenters Rights....................    13
  No Change in Dividend Policy.........    14
  Termination and Amendment of Merger
     Agreement.........................    14
  Directors and Officers of the Company
     and RTI...........................    14
  Certain Federal Income Tax
     Consequences......................    14
  Articles of Incorporation, Code of
     Regulations and Rights of
     Shareholders......................    15
  Exchange Act Filings.................    15
Financial Statements...................    15
Legal Opinion..........................    15
Experts................................    15
Appendix A -- Agreement and Plan of
  Merger...............................   A-1
Appendix B -- Section 1701.85 of the
  Ohio Revised Code....................   B-1

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               21,007,468 SHARES

                               RTI INTERNATIONAL
                                  METALS, INC.
                                  COMMON STOCK
                 ----------------------------------------------

                           PROSPECTUS/PROXY STATEMENT
                 ----------------------------------------------
                                AUGUST 31, 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's Code of Resolutions effectively provide that the Registrant, to the full extent permitted by Section 1701.13 of the Ohio Revised Code, as amended from time to time ("Section 1701.13"), shall indemnify all directors and officers of the Company and may indemnify all employees, representatives and other persons as permitted pursuant thereto.

     Section 1701.13 of the Ohio Revised Code permits a corporation to indemnify its officers, directors and employees (other than in certain cases involving bad faith, negligence or misconduct) from and against any and all claims and liabilities to which he or she may become subject by reason of his or her position, or acts or commissions in such position, including reasonable costs of defense and settlements (except in connection with shareholder derivative suits, where indemnification is limited to the costs of defense). Ohio law also permits corporations to provide broader indemnification than that provided by statute.

     RTI maintains insurance against liabilities under the Securities Act of 1933 (the "Securities Act") for the benefit of its officers and directors.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling RTI pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     2.1 Agreement and Plan of Merger, dated as of August 20, 1998, by and among RTI International Metals, Inc., RMI Titanium
             Company and RMI Acquisition Company -- included as Appendix
             A to the prospectus included in this Registration Statement.
     3.1 Articles of Incorporation of RTI International Metals, Inc., filed with the Ohio Secretary of State on August 20, 1998.
     3.2     Articles of Incorporation of the Company, as amended March
             31, 1994, incorporated by reference to Exhibit 3.1 to the Company's Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1994.
     3.3 Code of Regulations of RTI International Metals, Inc., effective as of August 20, 1998.
     3.4 Amended Code of Regulations of the Company, incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993.
     4.1     Credit Agreement between RMI Titanium Company and PNC Bank,
             National Association dated as of June 8, 1998, incorporated by reference to Exhibit 4.1 to RMI Titanium's Quarterly
             Report on Form 10-Q for the quarter ended June 30, 1998.
     5.1     Opinion of Doepken Keevican & Weiss Professional
             Corporation.
     8.1 Opinion of Doepken Keevican & Weiss Professional Corporation as to tax matters.
    10.1 Agreement for the sale and purchase of titanium tetrachloride between SCM Chemicals, Inc., and RMI Titanium
             Company dated March 9, 1993, incorporated by reference to
             Exhibit 10.13 to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 (for which confidential treatment has been requested).
    10.2 Agreement for the supply, purchase and sale of chlorine between SCM Chemicals, Inc., and RMI Titanium Company dated as of November 13, 1990, incorporated by reference to
             Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1990.
    10.3 RMI Company Annual Incentive Compensation Plan, incorporated by reference to Exhibit 10.3 to the Company's Registration
             Statement on Form S-1 No. 33-30667 Amendment No. 2.

    10.4     RMI Titanium Company 1989 Stock Option Incentive Plan,
             incorporated by reference to Exhibit 10.4 to the Company's
             Registration Statement on Form S-1 No. 33-30667 Amendment
             No. 2.
    10.5     RMI Titanium Company Supplemental Pension Plan effective
             August 1, 1987, and amended as of December 12, 1990,
             incorporated by reference to Exhibit 10.8 to the Company's
             Annual Report on Form 10-K for the year ended December 31,
             1990.
    10.6     RMI Titanium Company 1989 Employee Restricted Stock Award
             Plan, incorporated by reference to Exhibit 10.6 to the
             Company's Registration Statement on Form S-1, No. 33-30667
             Amendment No. 2.
    10.7     Amendment to RMI Titanium Company 1989 Employee Restricted
             Stock Award Plan, incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year
             ended December 31, 1990.
    10.8     RMI Titanium Company Excess Benefits Plan effective July 18,
             1991, incorporated by reference to Exhibit 10.11 to the
             Company's Annual Report on Form 10-K for the year ended
             December 31, 1991.
    10.9     Sales Agreement for the supply of titanium sponge and plasma electrodes between Oregon Metallurgical Corporation and RMI
             Titanium Company dated as of August 8, 1994 incorporated by reference to Exhibit 10.9 to the Company's Annual Report on
             Form 10-K for the year ended December 31, 1995 (for which
             confidential treatment was requested).
    10.10    Sales Agreement for the supply of titanium sponge between
             Osaka Titanium Co., Ltd., Sumitomo Corporation, Sumitomo
             Corporation of America, and RMI Titanium Company dated as of
             September 4, 1992 incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the year
             ended December 31, 1995 (for which confidential treatment
             has been requested).
    10.11    RMI Titanium Company 1995 Stock Plan incorporated by
             reference to Exhibit 10.11 to the Company's Annual Report on
             Form 10-K for the year ended December 31, 1995.
    10.12    Employment Agreement, dated September 1, 1996, between the
             Company and John H. Odle, incorporated by reference to
             Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q
             for the quarterly period ended September 30, 1996.
    10.13    Employment Agreement, dated September 1, 1996, between the
             Company and T.G. Rupert, incorporated by reference to
             Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q
             for the quarterly period ended September 30, 1996.
    10.14    Employment Agreement dated May 1, 1997, between the Company and Harry B. Watkins incorporated by reference to Exhibit
             10.14 to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1997.
    10.15    Employment Agreement dated May 1, 1997 between the Company and Dawne S. Hickton incorporated by reference to Exhibit
             10.15 to the Company's Annual Report on Form 10-K for the
             year ended December 31, 1997.
    10.16    Employment Agreement dated March 6, 1998 between the Company and Lawrence W. Jacobs, incorporated by reference to Exhibit
             10.1 to the Company's Quarterly Report on Form 10-Q for the
             quarterly period ended March 31, 1998.
    10.17    Registration Rights Agreement dated August 21, 1996 between the Company and USX Corporation, incorporated by reference to Exhibit 10.3 to the Company's Quarterly Report on Form
             10-Q for the quarterly period ended September 30, 1996.
    21       Subsidiaries of the Company incorporated by reference to
             Exhibit 21 to the Company's Annual Report on Form 10-K for
             the year ended December 31, 1997.
    23.1     Consent of PricewaterhouseCoopers LLP.
    23.2     Consent of Doepken Keevican & Weiss Professional Corporation
             (included in opinion filed as Exhibit 5.1 hereof)
    24       Powers of Attorney.
    99.1     Form of Proxy.

ITEM 22. UNDERTAKINGS.

     The Registrant hereby undertakes:

          (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

          (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

          (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania on August 20, 1998.

                                          RTI INTERNATIONAL METALS, INC.

                                          By:      /s/ TIMOTHY G. RUPERT
                                            ------------------------------------
                                                     Timothy G. Rupert,
                                                Executive Vice President and
                                                  Chief Financial Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 SIGNATURE                                            TITLE
                 ---------                                            -----

          * /s/ TIMOTHY G. RUPERT                  Executive Vice President and Chief Financial
--------------------------------------------       Officer; Chief Accounting Officer and
             Timothy G. Rupert                     Director

                     *                             Executive Vice President and Director
--------------------------------------------
                John H. Odle

                     *                             Director
--------------------------------------------
             Craig R. Andersson

                     *                             Director
--------------------------------------------
             Neil A. Armstrong

                     *                             Director
--------------------------------------------
              Daniel I. Booker

                     *                             Director
--------------------------------------------
             Ronald L. Gallatin

                     *                             Director
--------------------------------------------
             Charles C. Gedeon

                     *                             Chairman of the Board and Director
--------------------------------------------
            Robert M. Hernandez

                     *                             Director
--------------------------------------------
              Dana J. Johnson

                     *                             Director
--------------------------------------------
            Wesley W. von Schack

            *By: /s/ R. M. HAYS
--------------------------------------------
                 R. M. Hays
              Attorney-in-fact

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of August 20, 1998, (this "Agreement"), is entered into by and among RMI TITANIUM COMPANY, an Ohio corporation ("RMI Titanium"), RTI METALS INTERNATIONAL, INC., an Ohio corporation ("RTI"), and RMI ACQUISITION COMPANY, an Ohio corporation ("MergeCo").

     WHEREAS, RMI Titanium has an authorized capitalization consisting of 30,000,000 shares of Common Stock, $0.01 par value (the "RMI Titanium Common Stock"), of which there were 20,516,302 shares issued and outstanding as of August 28, 1998; and

     WHEREAS, RTI has an authorized capitalization consisting of 30,000,000 shares of Common Stock, $0.01 par value (the "RTI Common Stock"), of which 100 are issued and outstanding and are owned by RMI Titanium, and no shares of which are held in RTI's treasury; and

     WHEREAS, MergeCo has an authorized capitalization consisting of 100 shares of Common Stock, $.01 par value (the "MergeCo Common Stock"), all of which are issued and outstanding and are owned by RTI, and no shares of which are held in MergeCo's treasury; and

     WHEREAS, RMI Titanium and MergeCo desire to effect a merger of MergeCo with and into RMI Titanium with RMI Titanium surviving such merger (the "Merger") pursuant to Section 1701.78 of the Ohio General Corporation Law (Ohio Revised Code sec. 1701.01 et seq. is referred to in this Agreement as the "General Corporation Law"); and

     WHEREAS, the Boards of Directors of RMI Titanium, RTI and MergeCo have approved and recommended to their respective stockholders the Merger in accordance with this Agreement and Plan of Merger, and the stockholders of RMI Titanium, RTI and MergeCo have adopted this Agreement and Plan of Merger by affirmative vote or unanimous written consent in accordance with the General Corporation Law; and

     WHEREAS, the Board of Directors of RTI has adopted resolutions approving the conversion of shares of RMI Titanium into RTI Common Stock;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, covenant and agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.1. THE MERGER. Upon the terms and subject to the conditions of this Agreement, at the Effective Time (as defined in Section 1.2) in accordance with Section 1701.78 of the General Corporation Law, MergeCo shall be merged with and into RMI Titanium and the separate existence of MergeCo shall thereupon cease. RMI Titanium shall be the surviving corporation in the Merger (the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of MergeCo in accordance with the General Corporation Law. The name of the Surviving Corporation shall be RMI Titanium Company.

     SECTION 1.2. EFFECTIVE TIME OF THE MERGER. Upon the satisfaction of the conditions set forth in Article VI of this Agreement, a certificate of merger shall be duly executed by each of RMI Titanium and MergeCo and filed with the Secretary of State of Ohio pursuant to Section 1701.81 of the General Corporation Law. The Merger shall become effective at the time of such filing (the "Effective Time") with the Secretary of State of Ohio pursuant to Section 1701.81 of the General Corporation Law.

     SECTION 1.3. EFFECTS OF THE MERGER. At the Effective Time of the Merger, the effects of the Merger shall occur as provided in Section 1701.82 of the General Corporation Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the name, identity, existence, rights, privileges, powers, franchises, properties and assets of RMI Titanium shall continue unaffected and unimpaired, and the separate existence of MergeCo shall cease and all of the rights, privileges, powers, franchises, properties and assets of MergeCo shall be vested in RMI Titanium.

                                   ARTICLE II

                           THE SURVIVING CORPORATION

     SECTION 2.1. ARTICLES OF INCORPORATION. At the Effective Time, the Articles of Incorporation of RMI Titanium, as in effect on the date thereof, shall be the articles of incorporation of the Surviving Corporation after the effective time until thereafter changed or amended as provided therein or by the General Corporation Law.

     SECTION 2.2. CODE OF REGULATIONS. At the Effective Time, the Code of Regulations of RMI Titanium, as in effect on the date thereof, shall be the Code of Regulations of the Surviving Corporation after the Effective Time until thereafter changed or amended as provided therein or by the General Corporation Law.

     SECTION 2.3. DIRECTORS. The directors of RMI Titanium immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Code of Regulations.

     SECTION 2.4. OFFICERS. The officers of RMI Titanium immediately prior to the Effective Time shall be, from and after the Effective Time, the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and Code of Regulations.

                                  ARTICLE III

                 CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                            EXCHANGE OF CERTIFICATES

     SECTION 3.1. EFFECT ON CAPITAL STOCK. (a) As of the Effective Time, by virtue of the Merger and without any action on the part of RMI Titanium, MergeCo or RTI or any holder of the capital stock of RMI Titanium, MergeCo or RTI, the following shall occur:

          (i) each issued and outstanding share of RMI Titanium Common Stock shall be converted into the right to receive one share of RTI Common Stock;

          (ii) each issued and outstanding share of MergeCo Common Stock shall be converted into the right to receive one share of the Common Stock of the Surviving Corporation; and

          (iii) each share of RTI Common Stock issued and outstanding prior to the Effective Time of the Merger shall be canceled and the holder thereof shall be entitled to receive an amount equal to the initial subscription price paid therefor.

     (b) As of the Effective Time, all shares of RMI Titanium Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall be automatically canceled and retired and shall cease to exist, and each holder of a certificate formerly representing shares of RMI Titanium Common Stock ("RMI Titanium Certificate") shall cease to have any rights with respect thereto, except the right to receive shares of RTI Common Stock into which their shares of RMI Titanium Common Stock have been converted by the Merger.

     SECTION 3.2. EXCHANGE PROCEDURES. (a) As soon as practicable after the Effective Time, each holder of an outstanding RMI Titanium Certificate shall, upon surrender of such RMI Titanium Certificate to ChaseMellon Shareholder Services, the transfer agent of the Surviving Corporation (the "Transfer Agent"), be entitled to receive a certificate or certificates representing the number of shares of RTI Common Stock ("RTI Certificate") into which the shares of RMI Titanium Common Stock previously represented by such RMI Titanium Certificate have been converted pursuant to this Agreement. The Transfer Agent shall accept such RMI Titanium Certificates upon compliance with such reasonable terms and conditions as the Transfer Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices.

     (b) If any RTI Certificate is to be issued to a person or entity other than the person or entity in whose name a surrendered RMI Titanium Certificate is registered, it shall be a condition of such issuance that (i) the RMI Titanium Certificate so surrendered shall be properly endorsed, with signature guaranteed or otherwise in proper form for transfer, and (ii) the person or entity requesting such delivery shall have paid to RTI any transfer or other taxes required by reason of by reason of such delivery to a person or entity other than the registered holder of the

RMI Titanium Certificate surrendered or shall have established to the satisfaction of RTI that such taxes either have been paid or are not payable.

     (c) Until surrendered and exchanged in accordance with this Section 2.2, each RMI Titanium Certificate shall be deemed at any time after the Effective Time to represent the ownership of the same number of shares of RTI Common Stock as though such surrender or transfer and exchange had taken place. Holders are not required to exchange stock certificates.

     SECTION 3.3. CLOSING OF RMI TITANIUM'S TRANSFER BOOKS. After the date on which the Effective Time occurs, there shall be no further transfer on the stock transfer books of RMI Titanium of any RMI Titanium Certificate and if any RMI Titanium Certificate is presented to the Secretary of the Surviving Corporation for transfer, such RMI Titanium Certificate shall be canceled and exchanged for a RTI Certificate in accordance with this Agreement.

     SECTION 3.4. DISSENTING RMI TITANIUM SHAREHOLDERS. Each holder of one or more shares of RMI Titanium Common Stock who shall have been a record holder of such shares as of the date fixed for the determination of shareholders entitled to notice of the Shareholders Meeting and who shall have delivered to RMI Titanium, not later then ten days after the date on which the vote on this Agreement was taken at the Shareholders Meeting, a written demand for payment to such holder of the fair cash value of such shares in compliance with Sec. 1701.85 of the General Corporation Law, and whose such shares shall not have been voted in favor of adoption of this Agreement, shall cease to have any of the rights of a shareholder in respect to such shares except the right to be paid the fair cash value of such shares and any other rights bestowed under Sections 1701.84 and 1701.85 of the General Corporation Law. However, any such shareholder who shall validly withdraw such shareholder's written demand for payment of the fair cash value of such shares pursuant to Sections 1701.84 and 1701.85 of the General Corporation Law will thereupon be reinstated to all such shareholder's rights as a shareholder in respect of such shares as of the date of delivery of such shareholder's written demand to RMI Titanium, subject to the provisions of Section 2.1 of this Agreement, and will be entitled to receive the RTI Common Stock into which such shareholder's RMI Titanium Common Stock were converted as of the Effective Time pursuant hereto.

                                   ARTICLE IV

                               CERTAIN AGREEMENTS

     SECTION 4.1. REGISTRATION OF HOLDING COMPANY SHARES. At or prior to the Effective Time, RTI shall register under the Securities Act of 1933, as amended, the maximum number of RTI Common Shares required to be exchanged for RMI Titanium Common Stock pursuant to this Agreement.

     SECTION 4.2. STOCK PLANS. At or prior to the Effective Time, RTI shall assume RMI Titanium's 1989 Stock Option Incentive Plan and the 1995 Stock Plan (the "Stock Plans") with amendments thereto as deemed appropriate by the respective Boards of Directors of RMI Titanium and RTI, including all obligations associated with any valid options ("Options") to purchase or right to receive under restricted stock awards shares of RMI Titanium Common Stock under the Stock Plans. Thereafter, each such Option to purchase RMI Titanium Common Stock shall be the valid and enforceable option to purchase such number of RTI Common Stock (instead of RMI Titanium Common Stock) at a purchase price per RTI Common Stock equal to the purchase price per RMI Titanium Common Stock. In addition, thereafter each such Option to purchase RMI Titanium Common Stock shall be the valid and enforceable Option to purchase such number of RTI Common Stock at a purchase price per RTI Common Stock equal to the purchase price per RMI Titanium Common Stock. Except as set forth above, each such Option shall be on the same terms and conditions and have the same provisions which are contained therein immediately prior to the Effective Time. At or prior to the Effective Time, RMI Titanium and RTI shall take all necessary steps to cause shares of RMI Titanium Common Stock, if any, to be issued with respect to each of the RMI Titanium Employee Savings and Investment Plan and the RMI Titanium Bargaining Unit Employee Savings and Investment Plan to be issued as shares of RTI Common Stock.

     SECTION 4.3. ELECTION OF DIRECTORS. The sole shareholder of RTI, shall, subsequent to the adoption and approval of this Agreement as provided in Section 6.1, but prior to the Effective Time, duly convene a meeting of the sole shareholder of RTI (or act by written consent of such shareholder in lieu of a meeting) and shall take or cause to be taken all action necessary, in accordance with the Code of Regulations of RTI and the General

Corporation Law, to install as Directors of RTI, who shall serve until the next annual meeting of shareholders of RTI or until their respective successors have been elected and qualified, all persons who are then current directors of RMI Titanium.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     SECTION 5.1. MERGECO. MergeCo represents and warrants to RMI Titanium and to RTI as follows:

          (a) MergeCo is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio. MergeCo has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. MergeCo has duly authorized, executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreement of MergeCo, enforceable in accordance with its terms.

          (b) MergeCo does not own any property or assets and does not conduct any business.

          (c) The entire authorized capital stock of MergeCo consists of 100 shares of common stock, $0.01 par value per share. As of the date of this Agreement and as of the Effective Time, (i) 100 common shares of MergeCo are and will be issued and outstanding, all of which shares are owned of record by RTI, and (ii) no common shares of MergeCo are or will be held in treasury.

     SECTION 5.2. RTI. RTI represents and warrants to RMI Titanium and to MergeCo as follows:

          (a) RTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. RTI has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. RTI has duly authorized, executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreement of RTI, enforceable in accordance with its terms.

          (b) RTI does not own any property or assets other than the common shares of MergeCo and does not conduct any business.

          (c) RTI is the sole beneficial owner of 100 common shares of MergeCo.

          (d) The entire authorized capital stock of RTI is 30,000,000 RTI Common Shares and 5,000,000 Preferred Shares. As of the date of this Agreement, and as of immediately prior to the Effective Time, (i) 100 RTI Common Shares and no Preferred Shares are or will be outstanding and (ii) no RTI Common Shares and no Preferred Shares are held in treasury.

     SECTION 5.3. RMI TITANIUM. RMI Titanium represents and warrants to RTI and to MergeCo as follows:

          (a) RMI Titanium has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement. RMI Titanium has duly authorized, executed and delivered this Agreement and this Agreement constitutes the legal, valid and binding agreement of RMI Titanium, enforceable in accordance with its terms.

          (b) RMI Titanium is the sole beneficial owner of 100 common shares of RTI.

                                   ARTICLE VI

                              CONDITIONS TO MERGER

     The consummation of the Merger is subject to the satisfaction, in the sole judgment of the Board of Directors of RMI Titanium, of the following conditions prior to the Effective Time:

     SECTION 6.1. SHAREHOLDER APPROVAL. This Agreement shall have received the approval of two-thirds of the issued and outstanding RMI Titanium Common Stock entitled to vote.

     SECTION 6.2. NEW YORK STOCK EXCHANGE. RTI shall have received approval for the listing of the RTI Common Stock on the New York Stock Exchange upon official notice of issuance.

     SECTION 6.3. PERFORMANCE OF AGREEMENTS. MergeCo and RTI shall have performed all their respective obligations and agreements required by this Agreement to be performed by them at or prior to the Effective Time.

     SECTION 6.4. TAX MATTERS. RMI Titanium shall have received an opinion of Doepken Keevican & Weiss, satisfactory in form and substance to RMI Titanium, as to such matters relating to the tax consequences of the transactions contemplated by this Agreement as the Board of Directors of RMI Titanium may deem advisable including, without limitation, an opinion of such counsel to the effect that the Merger constitutes a "reorganization" within the meaning of
Section 368(a)(1) of the Internal Revenue Code.

     SECTION 6.5. OPINION OF COUNSEL. RMI Titanium shall have received an opinion of Doepken Keevican & Weiss, satisfactory in form and substance to RMI Titanium, to the effect that:

          (a) each of MergeCo and RTI is a corporation duly formed, validly existing and in good standing under the laws of the State of Ohio;

          (b) RMI Titanium is a corporation validly existing and in good standing under the laws of the State of Ohio;

          (c) this Agreement has been duly authorized, executed and delivered by, and is a valid and binding agreement or obligation of, each of RMI Titanium, MergeCo and RTI;

          (d) neither the execution and delivery of this Agreement nor the performance by RMI Titanium, MergeCo, or RTI, respectively, of any of its obligations hereunder will conflict with such company's Articles of Incorporation or Code of Regulations;

          (e) the RTI Common Stock required to be issued and delivered by RTI upon the Merger are duly authorized and will, when issued as contemplated in this Agreement, be validly issued, fully paid and nonassessable.

     SECTION 6.6. DISSENTING SHARES. RMI Titanium shall not have received notice from the holder or holders of more than ten percent (10%) of the outstanding RMI Titanium Common Stock, in the aggregate, that such holder or holders have exercised or intend to exercise its or their dissenters' rights under Section 1701.85 of the General Corporation Law and the time for the holders of RMI Titanium Common Stock to give such notice shall have expired.

     SECTION 6.7. MISCELLANEOUS APPROVALS. RMI Titanium, MergeCo and RTI, as appropriate, shall have received all orders, consents and approvals, governmental or otherwise, which in the opinion of RMI Titanium, are required by law or advisable to the consummation of the Merger, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time.

     SECTION 6.8. NO PROHIBITION. None of RMI Titanium, MergeCo or RTI shall be subject to any order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated by this Agreement or that would make the consummation of the Merger by RMI Titanium, MergeCo or RTI illegal.

     SECTION 6.9. STEPS TO EFFECT MERGER. Upon the satisfaction or waiver by RMI Titanium of each of the conditions set forth in this Article VI, the officers of each of RMI Titanium, MergeCo and RTI shall take all steps necessary in order to make effective the Merger as provided herein.

                                  ARTICLE VII

                                 MISCELLANEOUS

     SECTION 7.1. TAX FREE REORGANIZATION. The Merger is intended to constitute a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and this Agreement is intended to constitute a plan of reorganization.

     SECTION 7.2. ASSIGNMENT. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any of the parties hereto and any attempt to do so shall be null and void.

     SECTION 7.3. NO THIRD PARTY BENEFICIARY. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person or entity.

     SECTION 7.4. AMENDMENT, DEFERRAL AND ABANDONMENT. (a) The parties hereto, by mutual consent of their respective Boards of Directors, may amend, modify or supplement this Agreement in writing at any time prior or subsequent to the adoption and approval of the Agreement by the shareholders of RMI Titanium and prior to the Effective Time; provided, however, that no such amendment, modification or supplement shall affect the rights of the respective shareholders of the parties hereto in a manner which is materially adverse to such shareholders in the judgment of the respective Boards of Directors of the parties hereto.

     (b) Notwithstanding the adoption and approval of this Agreement by the shareholders of RMI Titanium, RTI or MergeCo, consummation of the transactions provided for herein may be deferred by the Board of Directors of RMI Titanium at any time prior to the Effective Time, if such Board of Directors determines that such deferral would be in the best interests of RMI Titanium or its shareholders.

     (c) Notwithstanding the adoption and approval of this Agreement by the shareholders of RMI Titanium, this Agreement may be terminated, and the Merger and other transactions provided for herein may be abandoned, by the Board of Directors of RMI Titanium at any time prior to the Effective Time if such Board of Directors determines that such abandonment would be in the best interests of RMI Titanium or its shareholders. In such event, this Agreement shall forthwith be wholly void and of no effect and there shall be no liability with respect to this Agreement on the part of any party hereto or any of their respective directors, officers, employees or shareholders.

     SECTION 7.5. WAIVER. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement.

     SECTION 7.6. TERMINATION. At any time prior to the Effective Time, this Agreement may be terminated and abandoned by the parties. In the event of the termination of this Agreement, this Agreement shall forthwith become void and there shall be no liability on the part of any of the parties hereto or their respective officers or directors.

     SECTION 7.7. COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

     SECTION 7.8. SEVERABILITY. Should any clause, paragraph, sentence, Section, subsection or Article of this Agreement be judicially declared to be invalid, unenforceable or void, such decision will not have the effect of invalidating or voiding the remainder of this Agreement, and the parts or parts of this Agreement so held to be invalid, unenforceable or void will be deemed to have been stricken herefrom by the parties hereto, and the remainder will have the same force and effectiveness as if such stricken part or parts had never been included herein.

     SECTION 7.9. ENTIRE AGREEMENT. This Agreement sets forth all of the promises, conditions, agreements, understandings, warranties and representations among the parties hereto with respect to the transactions completed hereby, and supersedes all prior agreements, arrangements and understandings among the parties hereto, whether written, oral or otherwise. There are no promises, agreements, arrangements understandings, warranties or representations, oral or written, express or implied, among the parties hereto concerning the subject matter hereof except as set forth herein.

     SECTION 7.10. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OHIO, AS APPLICABLE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAW PRINCIPLES THEREOF.

     SECTION 7.11. HEADINGS. The headings in the Articles and Sections of this Agreement are inserted for convenience only and shall not constitute a part thereof.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

ATTEST:                                         RMI TITANIUM COMPANY

                                                By:
--------------------------------------------    --------------------------------------------
Secretary                                       Name:

ATTEST:                                         RTI INTERNATIONAL METALS, INC.

                                                By:
--------------------------------------------    --------------------------------------------
Secretary                                       Name:

ATTEST:                                         RMI ACQUISITION COMPANY

                                                By:
--------------------------------------------    --------------------------------------------
Secretary                                       Name:

                                 CERTIFICATION

     The undersigned, Secretary of RMI Titanium Company, does hereby certify that the holders of at least two-thirds of the outstanding stock of RMI Titanium Company entitled to vote thereon has voted in favor of this Agreement and Plan of Merger.

                                            ------------------------------------
                                            Richard M. Hays, Secretary

                                 CERTIFICATION

     The undersigned, Secretary of RTI International Metals, Inc., does hereby certify that all of the outstanding stock of RTI International Metals, Inc. entitled to vote thereon has consented in writing to the adoption of this Agreement and Plan of Merger.

                                            ------------------------------------
                                            Richard M. Hays, Secretary

                                 CERTIFICATION

     The undersigned, Secretary of RMI Acquisition Company, does hereby certify that all of the outstanding stock of RMI Acquisition Company entitled to vote thereon has consented in writing to the adoption of this Agreement and Plan of Merger.

                                            ------------------------------------
                                                           , Secretary

                                   APPENDIX B

     1701.85 RELIEF FOR DISSENTING SHAREHOLDERS; QUALIFICATION; PROCEDURES. --
(A)(1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.

     (2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which he seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal. Not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to him of the fair cash value of the shares as to which he seeks relief, which demand shall state his address, the number and class of such shares, and the amount claimed by him as the fair cash value of the shares.

     (3) The dissenting shareholder entitled to relief under division (c) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (E) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.801 of the Revised Code shall be a record holder of the shares of the corporation as to which he seeks relief as of the date on which the agreement or merger was adopted by the directors of that corporation. Within twenty days after he has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(2) of this section.

     (4) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation.

     (5) If the corporation sends to the dissenting shareholder, at the address specified in his demand, a request for the certificates representing the shares as to which he seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may forthwith endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return such endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver such certificates terminates his rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of such shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertified securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertified shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only such rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph, by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.

     (B) Unless the corporation and the dissenting shareholders have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to such a complaint is required. Upon the filing of such a complaint, the court, on motion of the petitioner, shall enter an order fixing date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and form such evidence as is submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have such power and authority as is specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at such rate and from such date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules, Chapter 2505, of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suite or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to such payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.

     (C) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken, and, in the case of a merger pursuant to section 1701.80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing such fair cash value, any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders shall be excluded.

     (D)(1) The right and obligation of a dissenting shareholder to receive such fair cash value and to sell such share as to which he seeks relief, and the right and obligation of the corporation to purchase such shares and to pay fair cash value of them terminates if any of the following applies:

     (a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;

     (b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption, of the action involved;

     (c) The dissenting shareholder withdraws his demand, with the consent of the corporation by its directors;

     (d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation filed or joined in a complaint under division (B) of this section with the period provided in that division.

     (2) For purposes of division (D)(1) of this section, if the merger or consolidation has become effective and the surviving or new entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the general partners of a surviving or new partnership or the comparable representatives of any other surviving or new entity.

     (E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.